UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): December 27, 2007

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Request for Special Meeting Received by Torch Energy Royalty Trust

On December 21, 2007, Torch Energy Royalty Trust (the “Trust”) reported that it had received and verified a request by Trust Venture Company, LLC (“TVC”) to call a special meeting of the unitholders of the Trust (the “Trust Unitholders”). TVC stated that the purpose of such special meeting was to consider and vote upon a proposal to terminate the Trust in accordance with the applicable provisions of the agreement governing the Trust.

According to its filings with the Securities and Exchange Commission, TVC holds 5,811,830 units in the Trust (the “Trust Units”), or approximately 67% of the outstanding Trust Units as of December 21, 2007. Under the agreement governing the Trust, an affirmative vote by the Trust Unitholders owning at least 66 2/3% of the outstanding Trust Units is required to terminate the Trust. Because TVC owns more than 66 2/3% of the outstanding Trust Units, it currently has the requisite amount of Trust Units to approve the termination of the Trust.

The Trust reported that it is in the process of preparing the notice of special meeting and information statement in response to TVC’s request and will provide such notice as promptly as practicable to the Trust Unitholders.

For more information about how a termination of the Trust affects us, please read Items 1 and 1A contained in our Annual Report on Form 10-K for the year ended December 31, 2006 and Item 1A contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: December 27, 2007	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer